Exhibit 99.1

PRESS RELEASE
For more information contact: Gerald Shencavitz EVP and Chief Financial Officer (207) 288-3314	FOR IMMEDIATE RELEASE

Record Earnings at Bar Harbor Bankshares

BAR HARBOR, Maine (October 26, 2011) – Bar Harbor Bankshares (the "Company") (NYSE Amex: BHB) the parent company of Bar Harbor Bank & Trust (the "Bank"), today announced net income available to common shareholders of $3.0 million for the third quarter of 2011, representing an increase of $140 thousand, or 4.9%, compared with the third quarter of 2010. The Company’s diluted earnings per share amounted to $0.77 for the quarter, compared with $0.75 in the third quarter of 2010, representing an increase of 2.7%.

The Company’s annualized return on average shareholders’ equity amounted to 10.45% for the quarter, compared with 10.81% in the third quarter of 2010. The Company’s annualized return on average assets amounted to 1.04%, unchanged from the third quarter of 2010.

For the nine months ended September 30, 2011, the Company reported earnings available to common shareholders of $8.7 million, up $672 thousand, or 8.4% compared with the first nine months of 2010. Diluted earnings per share amounted to $2.23, up $0.14, or 6.7% compared with the first nine months of 2010. The Company’s annualized return on average shareholders’ equity amounted to 10.60% for the nine months ended September 30, 2011, compared with 10.94% for the same period in 2010. The Company’s annualized return on average assets amounted to 1.01%, compared with 1.07% for the nine months ended September 30, 2010.

In making the announcement, the Company’s President and Chief Executive Officer, Joseph M. Murphy commented, "As we enter the last quarter of 2011, we are pleased to report record quarterly and year-to-date earnings, despite the weak economy and sluggish loan demand. Our third quarter performance was highlighted by a 9.5% increase in net interest income over the same quarter last year, and marked the third consecutive quarter where we enjoyed an expansion of our net interest margin. We continue to focus on the management of our operating expenses and are pleased to report quarterly and year-to-date efficiency ratios of 52.9% and 53.8% respectively, both of which represent improvements over the same periods last year and are markedly better than industry norms. While these results are most gratifying, the future prospects for the financial sector and our Company continue to be overshadowed by the final outcome of regulatory reform legislation known as the Dodd-Frank Wall Street Reform and Consumer Protection Act, which could negatively impact future revenues and expenses. We are awaiting the expected new rules, regulations and related process changes and will expand our compliance resources appropriately. It is our belief that our strong risk management culture remains a primary reason for our success."

Mr. Murphy concluded his remarks by adding, "As we look ahead to 2012, we are facing an economic environment that can best be described as challenging and fraught with uncertainties. While our local economy has performed somewhat better than the national economy, we still face the issues of unemployment, tax policy, depressed real estate values, political uncertainty and lack of consumer confidence. We are anticipating diminished loan demand along with some pressure on our net interest margin, given current monetary policy and further quantitative easing by the Federal Reserve. We believe we are prepared for these challenges and will continue to seek out opportunities to expand our business and deliver the promise of successful community banking to our customers and shareholders alike. In this regard, we believe we are well positioned for most uncertainties or opportunities that may lie ahead, given our strong balance sheet, regulatory capital ratios and tangible common equity position."

Balance Sheet

Assets: Total assets ended the third quarter at $1.16 billion, up $38.1 million, or 3.4%, compared with December 31, 2010. Asset growth was driven by increases in the Bank’s loan and securities portfolios.

Loans: Total loans ended the third quarter at $714.2 million, representing an increase of $13.5 million, or 1.9%, compared with December 31, 2010. Consumer loans were up $19.5 million, which was principally attributed to the purchase of a Maine-based, seasoned portfolio of prime consumer loans in the first quarter of 2011. Reflecting diminished business loan demand in the communities served by the Bank, commercial loans declined $2.3 million, or 0.6% compared with December 31, 2010.

Credit Quality: Total non-performing loans ended the third quarter at $12.5 million, down from $13.7 million at December 31, 2010. One commercial real estate development loan to a local, non-profit housing authority in support of an affordable housing project accounted for $3.2 million of total non-performing loans, down from $5.2 million at December 31, 2010. During the third quarter the Bank charged off $1.9 million of this loan, of which $1.2 million had already been allocated for in the Bank’s allowance for loan losses in prior reporting periods. The extent of this loan loss was principally attributed to the local town’s reconsideration of a bond issuance that ultimately failed to gain voter support, combined with a depressed real estate market and declining real estate values over the past few years. For the nine months ended September 30, 2011, total net loan charge-offs amounted to $2.2 million, compared with $774 thousand for the same period in 2010.

For the three and nine months ended September 30, 2011, the Bank recorded provisions for loan losses of $750 thousand and $1.9 million, compared with $450 thousand and $1.5 million for the same periods in 2010. The foregoing provisions were largely attributed the aforementioned non-performing loan to a local, non-profit housing authority. At September 30, 2011, the allowance for loan losses (the "allowance") stood at $8.2 million, down from $8.5 million at December 31, 2010. The allowance expressed as a percentage of total loans stood at 1.14% at quarter end, down from 1.21% at December 31, 2010.

Securities: Total securities ended the third quarter at $388.4 million, up $30.5 million, or 8.5% compared with December 31, 2010. Securities purchased during the first nine months of 2011 principally consisted of mortgage-backed securities issued and guaranteed by U.S. Government agencies and sponsored-enterprises.

Deposits: Historically, the banking business in the Bank’s market area has been seasonal, with lower deposits in the winter and spring and higher deposits in summer and autumn. The timing and extent of seasonal swings have varied from year to year, particularly with respect to demand deposits and NOW accounts.

Total deposits ended the third quarter at $762.1 million, up $53.8 million, or 7.6%, compared with December 31, 2010. Demand deposits and NOW accounts combined were up $24.4 million or 17.1%, while savings, money market and time deposits combined were up $29.3 million, or 5.2%.

Capital: At September 30, 2011, the Company and the Bank continued to exceed regulatory requirements for "well-capitalized" financial institutions. Under the capital adequacy guidelines administered by the Bank’s principal regulators, "well-capitalized" institutions are those with Tier I leverage, Tier I Risk-based, and Total Risk-based ratios of at least 5%, 6% and 10%, respectively. At September 30, 2011, the Company’s Tier I Leverage, Tier I Risk-based, and Total Risk-based capital ratios were 9.30%, 14.38% and 16.16%, respectively.

In the first quarter of 2010, the Company repurchased of all of its previously issued shares of Preferred Stock from the U.S. Department of the Treasury (the "Treasury"). The Preferred Stock was sold to the Treasury in 2009 as part of the Emergency Economic Stabilization Act. As a result of the repurchase, the Company accelerated the accretion of $496 thousand in preferred stock discount, reducing net income available to common shareholders and diluted earnings per share by $496 thousand and $0.13, respectively. Total preferred stock dividends and accretion of discount amounted to $653 thousand in the first nine months of 2010, compared with none in 2011.

At September 30, 2011, the Company’s tangible common equity ratio stood at 9.89%, up from 9.01% at December 31, 2010.

Shareholder Dividends: The Company paid regular cash dividends of $0.275 per share of common stock in the third quarter of 2011, up $0.005 from the prior quarter and representing an increase of $0.015 or 5.8% compared with the third quarter of 2010. As previously announced, the Company’s Board of Directors recently declared a fourth quarter regular cash dividend of $0.28 per share of common stock, representing an increase of $0.015 or 5.7% compared with the fourth quarter of 2010. Based on the September 30, 2011 price of the Company’s common stock, the annualized dividend yield amounted to 4.00%.

Results of Operations

Net Interest Income: For the three months ended September 30, 2011, net interest income on a tax-equivalent basis amounted to $9.1 million, up $64 thousand on a linked-quarter basis and representing an increase of $721 thousand, or 8.6% compared with the third quarter of 2010. This increase was principally attributed to average earning asset growth of $57.7 million, or 5.5%, combined with an improved net interest margin. The net interest margin amounted to 3.24% in the third quarter, an expansion of one basis point on a linked-quarter basis, and nine basis points higher than the third quarter of 2010. This improvement was principally attributed to the cost of interest bearing liabilities, which declined fifteen basis points more than the yield on average earning assets compared with the third quarter of 2010.

For the nine months ended September 30, 2011, net interest income on a tax-equivalent basis amounted to $26.8 million, up $1.7 million or 7.0% compared with the same period in 2010. This increase was principally attributed to average earning asset growth of $69.3 million or 6.7%, and to a lesser extent a one basis point improvement in the tax-equivalent net-interest margin to 3.23%, compared with the first nine months of 2010.

Non-interest Income: For the three months ended September 30, 2011, total non-interest income amounted to $2.1 million, unchanged compared with the third quarter of 2010. Trust and other financial services fees declined $54 thousand or 6.8%, but was largely offset by a $43 thousand or 13.5% increase in credit and debit card service charges and fees, and a $7 thousand or 1.9% increase in service charges on deposit accounts. Total third quarter securities gains net of other-than-temporary impairment ("OTTI") losses amounted to $421 thousand, compared with $407 thousand in the third quarter of 2010, representing an increase of $14 thousand, or 3.4%.

For the nine months ended September 30, 2011, total non-interest income amounted to $5.3 million, down $489 thousand or 8.5%, compared with the first nine months of 2010. This decline was principally attributed to a decline in securities gains net of OTTI losses. Total securities gains net of OTTI losses amounted to $587 thousand for the nine months ended September 30, 2011, compared with $1.2 million for the same period in 2010, representing a decline of $637 thousand.

For the nine months ended September 30, 2011, trust and other financial services fees amounted to $2.3 million, up $125 thousand or 5.9% compared with the same period in 2010. Reflecting additional new business, at September 30, 2011 assets under management stood at $332.5 million, representing an increase of $21.4 million or 7.1% compared with September 30, 2010.

For the nine months ended September 30, 2011, credit and debit card service charges and fees amounted to $940 thousand, up $96 thousand or 11.4% compared with the first nine months of 2010. This increase was principally attributed to continued growth of the Bank’s retail deposit base, higher levels of merchant credit card processing volumes, and continued success with a program that offers rewards for certain debit card transactions.

Non-interest Expense: For the three months ended September 30, 2011, total non-interest expense amounted to $5.7 million, up $166 thousand, or 3.0%, compared with the third quarter of 2010. The increase in non-interest expense was principally attributed to a $266 thousand or 8.9% increase in salaries and employee benefits, largely reflecting $128 thousand in health insurance credits recorded in the third quarter of 2010 based on favorable claims experience. The foregoing increase was partially offset by expense declines in a variety of expense categories.

For the nine months ended September 30, 2011, total non-interest expense amounted to $17.0 million, up $866 thousand, or 5.4% compared with the same period in 2010. The increase in non-interest expense was attributed to a variety of expense categories including higher levels of loan collection and other real estate owned expenses as well as higher marketing and charitable contribution expenses. Occupancy, furniture and equipment expenses were up a combined $220 thousand, which were largely attributed to higher levels of utilities expense, equipment and software depreciation, and maintenance contract expenses related to a variety of technology upgrades and new technology systems and applications. Salaries and employee benefit expenses were up $471 thousand or 5.3%, which was principally attributed to normal increases in base salaries, increases in employee health insurance premiums, as well as changes in staffing levels and mix.

About Bar Harbor Bankshares

Bar Harbor Bankshares, a 2011 Best Places to Work in Maine Company, is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving downeast and midcoast Maine.

This earnings release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the "Company") for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. You can identify these forward-looking statements by the use of words like "strategy," "anticipates" "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. For more information about these risks and uncertainties and other factors, please see the Company’s Annual Report on Form 10-K, as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares
Selected Financial Information
(dollars in thousands except per share data)
(unaudited)

	Period End		3rd Quarter Average
Balance Sheet Data	9/30/2011	12/31/2010	2011	2010

Total assets	$1,156,032	$1,117,933	$1,152,399	$1,093,371
Total securities	388,415	357,882	368,579	349,992
Total loans	714,218	700,670	723,219	681,646
Allowance for loan losses	8,153	8,500	9,698	8,611
Total deposits	762,094	708,328	752,996	697,753
Total Borrowings	270,962	300,014	279,903	284,968
Shareholders' equity	117,173	103,608	114,298	105,362

	Three Months Ended		Nine Months Ended
Results Of Operations	9/30/2011	9/30/2010	9/30/2011	9/30/2010

Interest and dividend income	$ 12,720	$ 12,879	$ 38,314	$ 38,438
Interest expense	4,016	4,933	12,652	14,639
Net interest income	8,704	7,946	25,662	23,799
Provision for loan losses	750	450	1,850	1,500
Net interest income after provision for loan losses	7,954	7,496	23,812	22,299
Non-interest income	2,064	2,065	5,281	5,770
Non-interest expense	5,684	5,518	16,981	16,115
Income before income taxes	4,334	4,043	12,112	11,954
Income taxes	1,324	1,173	3,460	3,321

Net income	$ 3,010	$ 2,870	$ 8,652	$ 8,633

Preferred stock dividends and accretion of discount	---	---	---	653
Net income available to common shareholders	$ 3,010	$ 2,870	$ 8,652	$ 7,980

Share and Per Common Share Data

Period-end shares outstanding	3,889,184	3,804,681	3,889,184	3,804,681
Basic average shares outstanding	3,876,647	3,783,036	3,853,030	3,771,903
Diluted average shares outstanding	3,889,257	3,829,349	3,874,690	3,821,628

Basic earnings per share	$ 0.78	$ 0.76	$ 2.25	$ 2.12
Diluted earnings per share	$ 0.77	$ 0.75	$ 2.23	$ 2.09

Cash dividends	$ 0.275	$ 0.260	$ 0.815	$ 0.780
Book value	$ 30.13	$ 27.97	$ 30.13	$ 27.97
Tangible book value	$ 29.32	$ 27.14	$ 29.32	$ 27.14

Selected Financial Ratios

Return on Average Assets	1.04%	1.04%	1.01%	1.07%
Return on Average Equity	10.45%	10.81%	10.60%	10.94%
Tax-equivalent Net Interest Margin	3.24%	3.15%	3.23%	3.22%
Efficiency Ratio (1)	52.9%	54.9%	53.8%	54.3%

	At or for the Nine Months Ended		At or for the Year Ended
	September 30,		December 31,
Asset Quality	2011	2010	2010

Net charge-offs to average loans, annualized	0.41%	0.15%	0.24%
Allowance for loan losses to total loans	1.14%	1.25%	1.21%
Allowance for loan losses to non-performing loans	65%	96%	62%
Non-performing loans to total loans	1.75%	1.31%	1.95%
Non-performing assets to total assets	1.34%	0.82%	1.28%

Capital Ratios

Tier 1 leverage capital	9.30%	9.06%	9.01%
Tier 1 risk-based capital	14.38%	13.61%	13.57%
Total risk-based capital	16.16%	15.48%	15.41%
Tangible equity to total assets	9.86%	9.36%	8.99%
Tangible common equity (2)	9.89%	9.38%	9.01%

(1) Computed by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income other         than net securities gains and OTTI.
(2) Computed by dividing the total common shareholders' equity, less goodwill and other intangible assets, by total assets, less goodwill and other intangible assets.

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